EXHIBIT 10.25

SEVERANCE AGREEMENT AND GENERAL RELEASE

FINLAY FINE JEWELRY CORPORATION, its parent corporation, affiliates, subsidiaries, successors, assigns, current and former employees, directors and agents (collectively “Finlay”) and EDWARD J. STEIN whose address is 108 Farmington Drive, Peachtree City, GA 30269 hereby agree that:

1. Your employment will terminate effective June 23, 2008 (the “Termination Date”). You will be paid your salary earned through the Termination Date in accordance with Finlay’s regular payroll cycle unless otherwise required by local law.

2. Under Finlay’s regular policies, you will be eligible:

a. To receive your vested accounts under the 401(k) plan. You will receive more detailed information regarding your 401(k) benefits under separate cover.

b. To receive payment for your accrued but unused vacation and personal days.

c. If you are currently enrolled in Finlay’s health insurance plans, to continue such health insurance coverage, including coverage under Finlay’s Executive Medical Plan, in accordance with COBRA, for a minimum of eighteen (18) months from the first day of the month following your Termination Date, upon payment of the full applicable premiums. You will receive under separate cover more detailed information regarding insurance benefits under COBRA. Nothing contained in this Severance Agreement and General Release (the “Agreement and Release”) is intended to impair any of these rights.

d. To exercise your vested stock options. You have twenty-one (21) days from the Termination Date in which to exercise such options.

e. To receive your vested stock award pursuant to the terms of the Executive Deferred Compensation and Stock Purchase Plan, as amended.

3. In consideration for signing this Agreement and Release, Finlay will also provide you with the following payments and benefits:

a. A severance payment in the amount of $595,420.00 payable as follows: (i) on December 24, 2008, $297,710.00 (plus interest at the prime rate reported in The Wall Street Journal from June 24, 2008 through December 23, 2008) and (ii) commencing January 25, 2009, six (6) monthly payments of $49,618.33 each.

b. The sum of $50,000.00 payable on December 24, 2008. This payment supercedes, and is in lieu of, any relocation allowance to which you may be entitled under Finlay’s relocation policy for executives.

c. You will be responsible for making your first eleven (11) monthly COBRA payments at the appropriate employee contribution level in effect for active employees in the plan in which you are currently enrolled. Your current coverage level will continue subject to whatever changes or revisions are made to the plan. Payments for COBRA coverage made for months after the first eleven (11) months will be made at the regular COBRA rate.

d. A mutually acceptable written reference. You shall refer all inquires with respect to future employment to Arthur E. Reiner, Chairman and CEO, who shall not make any statements which are intended, or would reasonably be expected, to materially harm your character, reputation or business prospects.

e. Your personnel file will reflect that you retired from your employment with Finlay.

You understand and agree that you would not receive the payments and benefits specified in this section “3” above, except for your execution of this Agreement and Release and the fulfillment of the promises contained herein.

4. You understand that Finlay makes no representation as to the income tax treatment of any payments hereunder and that any and all payments (and all compensation, benefits and/or other payments previously made to you by Finlay) will be subject to such tax treatment and to such deductions, if any, as may be required under applicable tax laws.

You affirm that you have been paid and/or received all compensation, wages, bonuses, commission, and/or benefits, to which you may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to you except as provided in this Agreement and Release.

5.       a. You agree that you will take no action, which is intended, or would reasonably be expected to harm Finlay, to impair Finlay’s reputation, or to lead to unwanted or unfavorable publicity to Finlay, nor will you disclose any confidential or proprietary information obtained by you during the course of your employment.

b. You agree further that for a period of one year commencing as of the Termination Date, you shall not, on behalf of yourself or any business in which you are interested in or associated with, employ or otherwise engage, or seek to employ or engage, any consultant of or individual employed by Finlay, its parent, affiliates or subsidiaries. Finlay shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining you from any violation or threatened violation of this Section 5, and you hereby consent to the issuance of such injunction; provided however, that the foregoing shall not prevent you from contesting the issuance of any such injunction on the ground that no violation or threatened violation of this Section 5 has occurred.

6. It is expressly understood and agreed that this Agreement and Release and the effectuation of its terms do not constitute an admission or statement by any party that Finlay has acted unlawfully or is otherwise liable in any respect. It is further agreed that evidence of this Agreement and Release, its terms or the circumstances surrounding the parties entering into this Agreement and Release, shall be inadmissible in any action or lawsuit of any kind, except for an action for alleged breach of this Agreement and Release.

7. You agree not to disclose any information regarding the existence or substance of this Agreement and Release, except to an attorney with whom you choose to consult regarding your consideration of this Agreement and Release, your spouse/life partner or your tax advisor.

8. You knowingly and voluntarily release and forever discharge Finlay, of and from any and all claims, known and unknown, which against Finlay you and your heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement and Release as “you”) have or may have as of the date of execution of this Agreement and Release, including, but not limited to, any alleged violation of:

*	The National Labor Relations Act, as amended;
*	Title VII of the Civil Rights Act of 1964, as amended;

*	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
*	The Civil Rights Act of 1991;
*	The Age Discrimination in Employment Act of 1967, as amended;
*	The Employee Retirement Income Security Act of 1974, as amended;
*	The Immigration Reform and Control Act, as amended;
*	The Americans with Disabilities Act of 1990, as amended;
*	The Workers Adjustment and Retraining Notification Act, as amended;
*	The Occupational Safety and Health Act, as amended;
*	The Family and Medical Leave Act of 1993;
*	The New York Human Rights Law, as amended;
*	The New York Equal Pay Law, as amended;
*	The New York Smokers’ Rights Law, as amended;
*	The New York Equal Rights Law, as amended;
*	The Georgia Fair Employment Practices Act, as amended;
*	The Georgia Equal Pay Act, as amended;
*	The Georgia Age Discrimination Act, as amended;
*	The Georgia Equal Employment for Persons with Disabilities Code, as amended;
*	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
*	any public policy, contract, tort, or common law; or
*	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

9. You affirm that you have not filed, caused to be filed or are presently a party to any claim, complaint, or action against Finlay in any form or forum. You furthermore affirm that you have no known workplace injuries.

10. You understand that if this Agreement and Release were not signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against Finlay. You hereby waive that right and you will not provide any such assistance other than assistance in an investigation or proceeding conducted by an agency of the United States government. Moreover, you shall not be entitled to receive any relief, recovery or monies, including attorneys’ fees, in connection with any complaint or charge brought against Finlay, without regard as to who brought any said complaint or charge.

11. You agree to return to Finlay on the Termination Date, your keys, identification and any other equipment, documents or materials belonging to Finlay that you have in your possession, including any lists of customer names, contact information and purchasing histories; provided, however, that you may retain any of Finlay’s computer equipment installed in your residence.

12. In the event that you breach any provision of this Agreement and Release, Finlay will be entitled to obtain all relief provided by law or equity in addition to its attorneys’ fees and costs, including instituting an action against you to obtain specific enforcement of the terms of this Agreement and Release.

13. This Agreement and Release shall be binding on the parties and their respective successors and assigns.

14. This Agreement and Release sets forth the entire agreement between the parties with respect to the subject matter herein and fully supersedes any and all prior agreements or understandings between them regarding such subject matter, including, without limitation, the terms of your employment agreement dated as of February 28, 2006, which agreement is hereby terminated. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release except for those set forth in this Agreement and Release.

15. This Agreement and Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and Release.

16. If any provision of this Agreement and Release should be held invalid or unenforceable by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any provision is restrained by such tribunal, the application of any and all provisions other than those which have been held invalid or unenforceable, shall not be effected, and the remainder of this Agreement and Release shall be in full force and effect.

17. This Agreement and Release shall be governed and construed in accordance with the laws of the State of New York (without reference to its rules as to conflicts of laws). Any dispute arising hereunder shall be brought before a court of competent jurisdiction in the City, County and State of New York.

18. You may revoke this Agreement and Release for a period of seven (7) calendar days following the day you execute this Agreement and Release. Any revocation within this period must be submitted, in writing, to Joyce Manning Magrini, Executive Vice President – Administration, and state, “I hereby revoke my acceptance of our Severance Agreement and General Release.” The revocation must be personally delivered to Ms. Magrini or her designee, or mailed to her at Finlay Fine Jewelry Corporation, 529 Fifth Avenue, 6th Floor, New York, NY 10017 and postmarked within seven (7) calendar days of execution of this Agreement and Release. This Agreement and Release shall not become effective or enforceable until the revocation period has expired (the “Employee Irrevocability Date”). If the last day of the revocation period is a Saturday, Sunday or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

19. You represent and affirm that you are able to execute this Agreement and to waive any and all claims you have or may have against Finlay and that such execution and waiver are not affected or impaired by illness, use of alcohol, drugs or other substances. You further represent and affirm that you have had an opportunity to consult with your health care provider to confirm your competency to execute this Agreement and Release and have either consulted with your health care provider and confirmed you are competent to execute this Agreement and Release or determined that it is not necessary to consult with your health care provider about this issue.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED IN WRITING THAT YOU HAVE AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEVERANCE AGREEMENT AND GENERAL RELEASE.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEVERANCE AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE PAYMENTS AND BENEFITS SET FORTH IN SECTION “3” ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INTENDING TO FOREVER WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST FINLAY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Agreement and Release as of the date set forth below:

/s/ Edward J. Stein
Edward J. Stein

March 27, 2008
Date

FINLAY FINE JEWELRY CORPORATION
By:	/s/ Joyce Manning Magrini
Joyce Manning Magrini, E.V.P.

March 27, 2008
Date